Exhibit 5.15

900 S.W. Fifth Avenue, Suite 2600 Portland, Oregon 97204 main 503.224.3380 fax 503.220.2480 www.stoel.com

August 4, 2006

CRC Health Corporation

20400 Stevens Creek Boulevard

Suite 600

Cupertino, California 95014

Re:	$200,000,000 aggregate principal amount of 10%% Senior Subordinated Notes due February 1, 2016 of CRC Health Corporation issued in exchange for $200,000,000 aggregate principal amount outstanding of 10%% Senior Subordinated Notes due February 1, 2016 of CRC Health Corporation and the related Exchange Guarantee

Ladies and Gentlemen:

We have acted as local corporate counsel in the State of Oregon (the “State”) to CRC Health Oregon, Inc. (the “Guarantor”) in connection with (i) the proposed issuance by the CRC Health Corporation, a Delaware corporation (the “Issuer”), in an exchange offer (the “Exchange Offer”) of $200,000,000 aggregate principal amount of 10 3/4% Senior Subordinated Notes due February 1, 2016 (the “Exchange Notes”), which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Issuer’s outstanding 10 3/4% Senior Subordinated Notes due February 1, 2016 (the “Initial Notes”), which have not been, and will not be, so registered, and (ii) the guarantee of the Exchange Notes (the “Exchange Guarantees”) by the Guarantor.

The Initial Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture (the “Indenture”) dated as of February 6, 2006, between the Issuer, CRCA Merger Corporation, a Delaware corporation, the subsidiaries of the Issuer named on the signature pages thereto and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of July 7, 2006, between the Issuer, the Guarantor, the other subsidiaries of the Issuer named on the signature pages thereto, and the Trustee (the “Supplemental Indenture”). The terms of the Exchange Guarantees are contained in the Indenture and Supplemental Indenture and the Exchange Guarantees will be issued pursuant to the Indenture and Supplemental Indenture. Capitalized terms defined in the Indenture and not otherwise defined herein are used herein with the meanings so defined.

Oregon Washington California Utah Idaho

CRC Health Corporation

August 4, 2006

We have examined such documents and made such other investigation as we have deemed appropriate to render the opinion set forth below. As to matters of fact material to our opinion, we have relied, without independent verification, on representations made in the Indenture, Supplemental Indenture, certificates and other documents and other inquiries of officers of the Issuer and the Guarantor and of public officials.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Guarantor, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and, except as set forth below, the validity and binding effect thereof on such parties.

Our opinions set forth herein are limited to the laws of the State. We do not express any opinion with respect to the law of any jurisdiction other than the State or as to the effect of any such non-opined-on law on the opinions herein stated. In giving the opinions set forth below, we have assumed, with your approval and without independent verification, to the extent that the matters to which our opinions relate are governed by the laws of the State of New York or any other state, that such laws conform in all respects to the laws of the State of Oregon.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.	The Guarantor is validly existing and in good standing under the laws of the State.

2.	The Supplemental Indenture has been duly authorized and executed by the Guarantor.

3.	The Exchange Guarantees have been duly authorized by the Guarantor.

4.	The execution of the Supplemental Indenture by the Guarantor and the performance by the Guarantor of the terms and provisions thereof do not, and the performance of the terms and provisions of the Exchange Guarantees in accordance with the Supplemental Indenture will not, violate any laws of the State.

CRC Health Corporation

August 4, 2006

The opinions expressed herein are subject to (i) bankruptcy, insolvency, reorganization, receivership, liquidation, moratorium, fraudulent conveyance and other similar laws relating to or affecting the rights or remedies of creditors or secured parties generally and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law). With respect to the opinion rendered in paragraph 4 above, we have assumed, with your approval and without independent verification, that the Guarantor will benefit, directly or indirectly, from the issuance of the Exchange Guarantees and the Exchange Notes, and that the Guarantor received adequate and sufficient consideration and will derive adequate and sufficient benefit in respect of its obligations under the Exchange Guarantees. The opinion rendered in paragraph 4 is also subject to the qualification that under certain circumstances a guarantor may be exonerated if the beneficiary of the guaranty (i) alters the original obligation of the principal, (ii) fails to inform the guarantor of the material information pertinent to the principal or any collateral, (iii) elects remedies that may impair the subrogation rights of the guarantor against the principal, that may impair the value of any collateral, or that may otherwise materially prejudice the guarantor, or (iv) fails to accord the guarantor the protections afforded a debtor under the UCC. In addition, the enforceability of provisions in the Parent Guaranty and the Subsidiary Guaranty to the effect that the amendment, modification or supplementation of guaranteed obligations will not affect the guarantor’s obligations thereunder may not be enforceable to the extent the guaranteed obligations are materially modified without the guarantor’s consent.

We consent to the incorporation by reference of this opinion in the registration statement the Issuer intends to file under the Securities Act (the “Registration Statement”) and the filing of this opinion as an exhibit thereto and as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Exchange Guarantees. We also consent to the identification of our firm as local counsel to the Guarantor. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act. Ropes & Gray LLP may rely on this opinion in rendering their opinion to you with respect to the validity and enforceability of the Exchange Guarantees for inclusion as an exhibit to the Registration Statement.

Very truly yours,

STOEL RIVES LLP